Exhibit 3.28

AMENDMENT NUMBER 3 TO PARTNERSHIP AGREEMENT

This Amendment Number 3 to Partnership Agreement (“Amendment Three”) is entered into, effective as October 15, 2005 (the “Amendment Three Effective Date”) by and among Dolgencorp, Inc., a Kentucky corporation, with its principle office at 100 Mission Ridge, Goodlettsville, Tennessee 37072 (“Dolgen”), Dollar General Corporation, a Tennessee corporation, with its principle office at 100 Mission Ridge, Goodlettsville, Tennessee 37072 (“DGC”) and Dollar General Merchandising, Inc., a Tennessee corporation, with its principal office located at 100 Mission Ridge, Goodlettsville, Tennessee 37072 (“DG Merchandising” and, collectively with Dolgen and DGC, the “Partners”), all of the partners of Dollar General Partners, a Kentucky general partnership (the “Partnership”).

WHEREAS, Dolgen and Dade Lease Management, Inc. (“Dade”) entered into a Partnership Agreement dated January 14, 1991 (the “Partnership Agreement, pursuant to which the Partnership was established; and

WHEREAS, Dolgen, Dade and Dollar General Financial, Inc. (“DGFin”) entered into an amendment to the Partnership Agreement, pursuant to which DGFin became a partner;

WHEREAS, On September 26, 2005, Dolgen, Dade and DGFin, by written consent, authorized the acquisition by DGC of Dade’s and DGFin’s partnership interests in the Partnership through the merger of DGC with Dade and with DGFin;

WHEREAS, Dade and DGFin each merged with DGC, with DGC being the sole surviving entity, whereby DGC acquired all of the property of Dade and DGFin, including without limitation, the interest in the Partnership previously held by Dade and DGFin;

WHEREAS, DGC agreed to contribute a portion of its interest in the Partnership to DG Merchandising through the contribution agreement, effective as of October 14, 2005, between DGC and DG Merchandising;

WHEREAS, the Partners entered into Amendment Two to the Partnership Agreement, effective as of October 14, 2005, acknowledging and confirming DG Merchandising’s status as a Partner and party to the Partnership Agreement; and

WHEREAS, each of the Partners now desire that the Partnership redeem Dolgen’s interest in the Partnership and to amend the Partnership Agreement to reflect such redemption.

NOW, THEREFORE, in consideration of the matters described above, and of the promises and undertakings set forth hereinafter, the parties hereby agree as follows:

1.             Subject to the terms and conditions of this Amendment Three, the Partnership hereby redeems Dolgen’s interest in the Partnership as of the Amendment Three Effective Date.

2.             Accordingly, effective as of the Amendment Three Effective Date, Paragraph 5 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Capital. The capital of the Partnership shall consist of the property, assets, and effects of the Partnership as of the Amendment Effective Date. The percentage ownership (“Percentage Ownership”) of each of the Partners shall be as follows:

Partner	Percentage Ownership

Dollar General Corporation	1.00%

Dollar General Merchandising, Inc.	99.00%

3.             In exchange for Dolgen relinquishing all of its interest in the Partnership, Dolgen shall receive all of the retail stores operated by the Partnership in Indiana and one store operated by the Partnership in Cross Plains, Tennessee, including all real estate (including, without limitation, the assignment of any leases), inventory, fixtures, employee relationships and other assets held by the Partnership in connection with such stores, together will such cash and/or debt as may be necessary or appropriate to equate the tax basis in the partnership interest being redeemed to the tax basis in the assets received by the Dolgen in exchange for such partnership interest, the amount of such cash and/or debt to be determined by the Partners no later than the filing of the final partnership tax return on which the Dolgen is listed as a partner of the Partnership. The Partnership shall not terminate, but shall continue in existence upon the redemption of Dolgen’s interest in the Partnership.

4.             All other terms and conditions of the Partnership Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the Amendment Three Effective Date.

SIGNED AND ACKNOWLEDGED BY:

DOLLAR GENERAL MERCHANDISING, INC.

/s/Stonie R. O’Briant
Name:	Stonie R. O’Briant
Title:	Executive Vice President, Merchandising,
Marketing, and Strategic Planning

DOLGENCORP, INC.

/s/Anita C. Elliott
Name:	Anita C. Elliott
Title:	Senior Vice President and
Controller

DOLLAR GENERAL CORPORATION

Successor in interest to Dollar General Financial, Inc.

and Dade Lease Management, Inc.

/s/David M. Tehle
Name:	David M. Tehle
Title:	Executive Vice President and
Chief Financial Officer

AMENDMENT NUMBER 2 TO PARTNERSHIP AGREEMENT

This Amendment Number 2 to Partnership Agreement (“Amendment Two”) is entered into, effective as October 14, 2005 (the “Amendment Two Effective Date”) by and among Dolgencorp, Inc., a Kentucky corporation, with its principle office at 100 Mission Ridge, Goodlettsville, Tennessee 37072 (“Dolgen”), Dollar General Corporation, a Tennessee corporation, with its principle office at 100 Mission Ridge, Goodlettsville, Tennessee 37072 (“DGC”) and Dollar General Merchandising, Inc., a Tennessee corporation, with its principal office located at 100 Mission Ridge, Goodlettsville, Tennessee 37072 (“DG Merchandising” and, collectively with Dolgen and DGC, the “Partners”), all of the partners of Dollar General Partners, a Kentucky general partnership (the “Partnership”).

WHEREAS, Dolgen and Dade Lease Management, Inc. (“Dade”) entered into a partnership agreement dated January 14, 1991 (the “Partnership Agreement”), pursuant to which the Partnership was established; and

WHEREAS, Dolgen, Dade and Dollar General Financial, Inc. (“DGFin”) entered into an amendment to the Partnership Agreement, pursuant to which DGFin became a partner;

WHEREAS, On September 26, 2005, Dolgen, Dade and DGFin, by written consent, authorized the acquisition by DGC of Dade’s and DGFin’s partnership interests in the Partnership through the merger of DGC with Dade and with DGFin;

WHEREAS, Dade and DGFin each merged with DGC, with DGC being the sole surviving entity, whereby DGC acquired all of the property of Dade and DGFin, including without limitation, the interest in the Partnership previously held by Dade and DGFin;

WHEREAS, DGC agreed to contribute a portion of its interest in the Partnership to DG Merchandising through the contribution agreement, effective as of October 14, 2005, between DGC and DG Merchandising; and

WHEREAS, the Partners now desire to amend the Partnership Agreement to include DG Merchandising as a party to the Partnership Agreement, to delineate each Partner’s interest in the Partnership, and to make certain additional modifications.

NOW, THEREFORE, in consideration of the matters described above, and of the promises and undertakings set forth hereinafter, the parties hereby agree as follows:

1.             Paragraph 2 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

The principal place of business of the Partnership shall be at 100 Mission Ridge, Goodlettsville, Tennessee 37072, or any other location designated by the Partners from time to time.

2.             Effective as of the Amendment Two Effective Date, Paragraph 5 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Capital. The capital of the Partnership shall consist of the property, assets, and effects of the Partnership as of the Effective Date. The percentage ownership (“Percentage Ownership”) of each of the Partners shall be as follows:

Partner	Percentage Ownership

Dolgencorp, Inc.	77.00%

Dollar General Corporation	0.23%

Dollar General Merchandising, Inc.	22.77%

3.             Effective as of the Amendment Two Effective Date, Paragraph 7 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Allocation of Depreciation or Gain or Loss on Contributed Property. The Partners understand that for income tax purposes, the Partnership’s adjusted basis of some of the contributed property differs from the fair market value at which such property was accepted by the Partnership at the time of its contribution. Nevertheless, the Partners intend that the general allocation rule set forth in Section 704(c)(1) of the Internal Revenue Code of 1986 shall apply, and that the depreciation or gain or loss arising with respect to such property shall be allocated between the Partners in proportion to each Partner’s Percentage Ownership, in determining the taxable income or loss of the Partnership and the distributive share of each Partner, in the same manner as if such property had been purchased by the Partnership at a cost equal to such adjusted tax basis.

4.             Effective as of the Amendment Two Effective Date, Paragraph 12 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Profits and Losses. The net profits and surplus of the Partnership shall be divided between the Partners according to each Partner’s Percentage Ownership, and the net losses shall be borne between the Partner’s according to each Partner’s Percentage Ownership.

5.             Effective as of the Amendment Two Effective Date, Paragraph 18 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Fiscal Year. The books of account shall be kept on a fiscal year basis commencing on the Saturday following the Friday closest to January 31st and ending on the Friday closest to January 3150.

6.             Effective as of the Amendment Two Effective Date, Paragraph 19 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Annual Audit. The books of account may be audited as of the close of each fiscal year by a certified public accountant upon the written request of any one (1) or more Partners.

7.             Effective as of the Amendment Two Effective Date, Paragraph 26 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Notices. All notices provided for under this Partnership Agreement shall be in writing and sufficient if hand delivered or sent by registered mail, overnight carrier, or courier to the last known address of the party to whom such notice is to be given.

8.             All other terms and conditions of the Partnership Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the Amendment Two Effective Date.

SIGNED AND ACKNOWLEDGED BY:

DOLLAR GENERAL MERCHANDISING, INC.

/s/Stonie R. O’Briant
Name:	Stonie R. O’Briant
Title:	Executive Vice President, Merchandising,
Marketing, and Strategic Planning

DOLGENCORP, INC.

/s/Anita C. Elliott
Name:	Anita C. Elliott
Title:	Senior Vice President and
Controller

DOLLAR GENERAL CORPORATION

Successor in interest to Dollar General Financial, Inc.

and Dade Lease Management, Inc.

/s/David M. Tehle
Name:	David M. Tehle
Title:	Executive Vice President and
Chief Financial Officer

DOLLAR GENERAL INDIANA PARTNERS
AMENDMENT OF PARTNERSHIP AGREEMENT

Agreement made the 15th day of December, 1998 between Dolgencorp, Inc. and Dade Lease Management, Inc. (the “Initial Partners”), and Dollar General Financial, Inc., (the “New Partner”). This Agreement shall hereinafter be called “Amendment Agreement.”

WHEREAS, the Initial Partners are now and have been carrying on the business of retail sales of general merchandise in partnership (“Former Partnership”), pursuant to an agreement of partnership made between them dated the 14th day of January 1991 (“Partnership Agreement”); and

WHEREAS, an account of all the capital, assets, and liabilities of the Former Partnership has been taken, and the profits shown by such account have been divided between the Initial Partners as of the date hereof, and

WHEREAS, the Initial Partners have agreed to take the New Partner into partnership (“New Partnership”) with them in the said business upon the terms hereinafter expressed; and

WHEREAS, it was agreed that the New Partner should contribute to the business of the new partnership the sum of $821,952 dollars in cash, being 2 % of the estimated and agreed value of the entire property, assets, and effects of the Former Partnership, and in pursuance of this Amendment Agreement, the New Partner has tendered to the Initial Partners in a manner acceptable to the Initial Partners, the sum of $821,952 dollars, the receipt whereof the Initial Partners hereby acknowledge;

The parties hereby agree as follows:

(a)           Name. The Partnership name, Indiana Dollar General Partners, is hereby changed to Dollar General Partners.

(b)           Duration. The Initial Partners and the New Partner will in the manner and upon the terms expressed in the Partnership Agreement as modified by this Amendment Agreement, become and remain partners in the said business until such partnership is terminated as provided in the Partnership Agreement or pursuant to the laws of the Commonwealth of Kentucky.

(c)           Capital. The capital of the New Partnership shall consist of the property, assets, and effects of the Former Partnership and of the said sum of $821,952 dollars contributed to the business by the New Partner. The percentage ownership of each of the partners shall be as follows: Dolgencorp, Inc.: 77%; Dade Lease Management, Inc.: 21%; Dollar General Financial, Inc.: 2%.

(d)           Incorporation by Reference. The Partnership Agreement shall have full force and effect and regulate the relations of the partnership hereby formed in all respects as if the Partnership Agreement had contemplated a partnership between three partners as outlined in paragraph (c) herein, except so far as the same shall be necessarily modified or affected by this Amendment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement on the date above written.

PARTNER: DOLGENCORP, INC.

BY:	/s/ Cal Turner, Jr.
Cal Turner, Jr.
Chairman and Chief Executive Officer

PARTNER: DADE LEASE MANAGEMENT, INC

BY:	/s/ Bob Carpenter
Bob Carpenter
Executive Vice President

PARTNER: DOLLAR GENERAL FINANCIAL, INC.

BY:	/s/ Phil Richards
Phil Richards
Vice President - Chief Financial Officer

PARTNERSHIP AGREEMENT

This Partnership Agreement executed this 14th day of January, 1991, between Dolgencorp, Inc., a Kentucky corporation, 427 Beech Street, Scottsville, Kentucky, and Dade Lease Management, Inc., a Delaware corporation, 427 Beech Street, Scottsville, Kentucky.

§ 1.         Name. The name of the Partnership shall be Indiana Dollar General Partners.

§ 2.         Place of Business. The principal place of business of the Partnership shall be at 427 Beech Street, Scottsville, Kentucky, or any other location designated by the Partners from time to time.

§ 3.         Nature of Business. The Partnership shall engage in the business of retail sales of general merchandise, any business of a similar nature, or any other business as may be agreed upon by the Partners.

§ 4.         Duration. The Partnership shall commence on February 1, 1991, and shall continue until terminated as provided in this Agreement or pursuant to the laws of the Commonwealth of Kentucky.

§ 5.         Capital. The initial capital of the Partnership shall be $10,000.00. Each Partner agrees to contribute cash or property at agreed valuation as follows:

Partner	Amount	Percent

Dolgencorp, Inc.	$5,000.00	50%

Dade Lease Management, Inc.	$5,000.00	50%

§ 6.         Contribution of Additional Capital. The Partners shall contribute in equal shares any additional capital that they may deem to be necessary to the operation of the Partnership business.

§ 7.         Allocation of Depreciation or Gain or Loss on Contributed Property. The Partners understand that for income tax purposes, the Partnership’s adjusted basis of some of the contributed property differs from the fair market value at which such property was accepted by the Partnership at the time of its contribution. Nevertheless, the Partners intend that the general allocation rule set forth in Section 704(c)(1) of the Internal Revenue Code of 1954 shall apply, and that the depreciation or gain or loss arising with respect to such property shall be allocated equally between the Partners, in determining the taxable income or loss of the Partnership and the distributive share of each Partner, in the same manner as if such property had been purchased by the Partnership at a cost equal to such adjusted tax basis.

§ 8.         Capital Account. An individual capital account shall be maintained for each Partner. The capital of each Partner shall consist of its original contribution of capital, increased by (a) additional capital contributions and (b) any credit balances transferred from its drawing account to its capital account, and decreased by (a) distributions in reduction of Partnership capital and (b) its share of Partnership losses, if charged to the capital accounts of the Partners.

§ 9.         Drawing Accounts. An individual drawing account shall be maintained for each Partner. All withdrawals by a Partner shall be charged to its drawing account. Withdrawals during the year shall be limited to such accounts as the Partners, by a majority vote, shall determine from time to time. Each Partner’s share of any Partnership net loss shall be charged to its drawing account, unless the Partners agree to charge such loss to the capital accounts of the Partners. Each Partner’s share of Partnership profits shall be credited to its drawing account. The Partners may determine by a majority vote to transfer to Partnership capital all or any portion of the credit balances in the respective drawing accounts of the Partners, provided that the amounts thus transferred shall be in the proportions of the Partners’ interests in profits or losses of the Partnership.

§ 10.       Salaries. No Partner shall receive any salary for services rendered to the Partnership.

§ 11.       Form. The Partners form this General Partnership pursuant to the laws of the Commonwealth of Kentucky.

§ 12.       Profits and Losses. The net profits and surplus of the Partnership shall be divided equally between the Partners and the net losses shall be borne equally by them.

§ 13.       Management. The Partners shall have equal rights in the management of the Partnership business.

§ 14.       Duties. Each Partner shall devote an amount of time necessary to the conduct of the business of the Partnership.

§ 15.       Limitations on Partners’ Powers. Neither Partner shall, without the consent of the other Partner:

(a)           Borrow money in the firm name for firm purposes or utilize collateral owned by the Partnership as security for any loans;

(b)           Assign, transfer, pledge, compromise or release any of the claims of or debts due the Partnership except upon payment in full, or arbitrate or consent to the arbitration of any of the disputes or controversies of the Partnership;

(c)           Make, execute or deliver any assignment for the benefit of creditors or any bond, confession of judgment, chattel mortgage, deed, guarantee, indemnity bond, surety bond, or contract to sell or contract of sale of all or substantially all the property of the Partnership;

(d)           Lease or mortgage any Partnership real estate or any interest therein or enter into any contract for any such purpose;

(e)           Pledge or hypothecate or in any manner transfer its interest in the Partnership, except to the other party to this Agreement;

(f)            Become a surety, guarantor, or accommodation party to any obligation.

§ 16.       Books of Account. The Partnership shall maintain adequate accounting records. All books, records and accounts of the Partnership shall be open at all times to inspection by the Partners.

§ 17.       Accounting Basis. The books of account shall be kept on an accrual basis.

§ 18.       Fiscal Year. The books of account shall be kept on a fiscal year basis commencing February 1 and ending January 31, and shall be closed and balanced at the end of each fiscal year.

§ 19.       Annual Audit. The books of account shall be audited as of the close of each fiscal year by a certified public accountant chosen by the Partners.

§ 20.       Banking. All funds of the Partnership shall be deposited in its name in a checking account or accounts as shall be designated by the Partners. Checks shall be drawn on the Partnership bank account for Partnership purposes only and shall be signed by either Partner.

§ 21.       Retirement. Either Partner may retire from the Partnership upon 60 days’ prior notice to the other Partner.

§ 22.       Election of Remaining Partner to Continue Business. In the event of the retirement, death or insanity of a Partner, the remaining Partner shall have the right to continue the business of the Partnership under its present name, either by itself or in conjunction with any other person or persons it may select, but it shall pay to the retiring Partner, or to the legal representatives of the deceased or insane Partner, as the case may be, the value of its interest in the Partnership, as provided in the following paragraph.

§ 23.       Valuation of Partner’s Interest. The value of the interest of a retiring, deceased or insane Partner shall be the sum of (a) its capital account, (b) any unpaid loans due it, (c) its proportionate share of accrued net profits remaining undistributed in its drawing account, and (d) its interest in any prior agreed appreciation in the value of the Partnership property over its book value. No value for good will shall be included in determining the value of the Partner’s interest.

§ 24.       Payment of Purchase Price. The value of the Partner’s interest as determined in the above paragraph shall be paid without interest to the retiring Partner, or to the legal representatives of the deceased or insane Partner, as the case may be, in sixty (60) monthly installments, commencing on the first day of the second month after the effective date of the purchase.

§ 25.       Termination. In the event the remaining Partner does not elect to purchase the interest of the retiring, deceased or insane Partner, or in the event the Partners mutually agree to dissolve the Partnership, the Partnership shall terminate and the Partners shall proceed with reasonable promptness to liquidate the business of the Partnership. The assets of the Partnership shall first be used to pay or provide for all debts of the Partnership. Thereafter, all moneys remaining undistributed in the drawing accounts of the Partners shall be paid to the Partners respectively entitled thereto. Then the remaining assets shall be divided according to the proportionate interests of the Partners on the basis of their respective capital accounts as they stood upon the date of such termination after crediting or debiting thereto the net profit or loss accrued or incurred, as the case may be, from the date of the last accounting to the date of termination.

§ 26.       Notices. All notices provided for under this Agreement shall be in writing and sufficient if sent by registered mail to the last known address of the party to whom such notice is to be given.

§ 27.       Arbitration. Any controversy or claim arising out of or relating to this contract or the breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

§ 28.       Headings. Headings of the paragraphs are added for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Partnership Agreement.

§ 29.       Words and Gender or Number. As used herein, unless the context clearly indicates the contrary, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

§ 30.       Execution in Counterpart. This Partnership Agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

§ 31.       Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

§ 32.       Waiver. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

§ 33.       Applicable Law. This Agreement shall be subject to and governed by the laws of the Commonwealth of Kentucky.

§ 34.       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective legal representatives, successors and assigns.

In Witness Whereof, the Partners have executed this Agreement on the date above written.

Witnesses	PARTNER: DOLGENCORP, INC.

/s/ Janet Rasmussen
	BY:	/s/ Cal Turner, Jr.
/s/ Saléca L. Wise		Cal Turner, Jr.
President and Chairman

Witnesses	PARTNER: DADE LEASE MANAGEMENT, INC
/s/ Robyn Kaye Icalise

/s/ Melanie B. Urff	BY:	/s/ Bruce A. Quinnell
Bruce A. Quinnell
Vice President- Finance